                                                                    EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.

         This Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements involve risks and uncertainties. Forward-looking statements are identified by words such as "anticipates," "believes," "expects," "intends," "may," "will" and other similar expressions. However, these words are not the only way we identify forward-looking statements. In addition, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those described in our other reports filed with the SEC. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this report, and we undertake no obligation to release the results of any revisions to these forward-looking statements which could occur after the filing of this report.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, bad debts, warranty obligations, patents and intangible assets, inventories, contingencies, and litigation. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

         We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

         We recognize revenues in accordance with applicable accounting standards including Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" and the American Institute of Certified Public Accountants' (the "AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the fee is fixed and determinable, and collectibility is probable. We derive our revenues from three principle sources: royalty and license fees, product sales, and development contracts. We recognize royalty and license revenue based on royalty reports or related information received from the licensee as well as time-based licenses of our intellectual property portfolio. Up-front payments under license agreements are deferred and recognized as revenue based on either the royalty reports received or amortized over the license period depending on the nature of the agreement. Advance payments under license agreements that also require us to provide future services to the licensee are deferred and recognized over the service period when vendor specific objective evidence related to the value of the services does not exist. Examples of our typical license models are as follows:

          LICENSE REVENUE MODEL                                  REVENUE RECOGNITION
          ---------------------                                  -------------------
Perpetual license of intellectual property            Based on royalty reports received from
portfolio based on per unit royalties, no             licensees.  No further obligations to
services contracted                                   licensee exist.

Time-based license of intellectual property           Based on straight-line amortization of an
portfolio with up-front payments and/or annual        annual minimum/up-front payments recognized
minimum royalty requirements, no services             over contract period or annual minimum
contracted                                            period.  No further obligations to licensee
                                                      exist.

Perpetual license of intellectual property            Based on cost-to-cost percentage-of-completion
portfolio or technology license along with            accounting method over the service period.
contract for development work                         Obligation to licensee exists until development
                                                      work is complete.

License of software or technology, no                 Up-front revenue recognition based on SOP
modification necessary                                97-2 criteria or EITF 00-21, as applicable.

         We generally license and recognize revenue from our licensees under the above license models or a combination thereof. Individual contracts may have characteristics that do not fall within a specific license model or may have characteristics of a combination of license models. Under those circumstances, we recognize revenue in accordance with SAB No. 104, EITF No. 00-21 and SOP 97-2, as amended, to guide the accounting treatment for each individual contract. If the information received from our licensees regarding royalties is incorrect or inaccurate, it could adversely affect revenue in future periods. To date all information received from our licensees has caused no material reduction in future period revenues. We recognize revenues from product sales when the product is shipped provided collection is determined to be probable and no significant obligation remains. We sell the majority of our products with warranties ranging from three to twenty-four months. We record the estimated warranty costs during the quarter the revenue is recognized. Historically, warranty-related costs and related accruals have not been significant. We offer a general right of return on the MicroScribe G2 product line for 14 days after purchase. We recognize revenue at the time of shipment of a MicroScribe system and provide an accrual for potential returns based on historical experience. No other general right of return is offered on our products. Development contract revenues are recognized under the cost-to-cost percentage-of-completion accounting method based on physical completion of the work to be performed. Losses on contracts are recognized when determined. Revisions in estimates are reflected in the period in which the conditions become known. Our revenue recognition policies are significant because our revenue is a key component of our results of operations. In addition, our revenue recognition determines the timing of certain expenses, such as commissions and royalties. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in greater or future operating losses.

         We have executed a series of agreements with Microsoft Corporation as described in Note 9 to our consolidated financial statements that provide for settlement of our lawsuit against Microsoft as well as various licensing, sublicensing and financing arrangements. We have accounted for the proceeds received under the agreements as a long-term customer advance based on certain provisions that would result in payment of funds to Microsoft.

         We maintain allowances for doubtful accounts for estimated losses resulting from our review and assessment of our customers' ability to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. To date such estimated losses have been within our expectations.

         We provide for estimated costs of future anticipated product returns and warranty obligations based on historical experience when related revenues are recognized and defer warranty related revenue over the related warranty term.

         We have acquired patents and other intangibles. Our business acquisitions typically result in goodwill and other intangible assets. In addition, we capitalize the external legal and filing fees associated with patents and trademarks. We assess the recoverability of our goodwill and other intangible assets and we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets that affect our consolidated financial statements. If these estimates or related assumptions change in the future, we may be required to record impairment charges for these assets. We amortize our intangible assets related to patents and trademarks, once they issue, over their estimated useful lives, generally 10 years. Future changes in the estimated useful life could affect the amount of future period amortization expense that we will incur. During 2003, we capitalized external costs associated with patents and trademarks of $1.6 million and our amortization expense for the same period was $102,000.

         The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States of America, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. See our consolidated financial statements which contain accounting policies and other disclosures required by GAAP.

RESULTS OF OPERATIONS

OVERVIEW OF 2003

         During 2003, we achieved several significant milestones. We advanced penetration into our core markets and succeeded at gaining market acceptance of new haptics-based solutions. In addition,

    - Our medical business was profitable for the full year, driven largely by $3.2 million in licensing and development revenues associated with license and development agreements signed with Medtronic.

    - We signed a multiyear licensing agreement with Samsung, enabling this cell phone innovator to deliver a new generation of phones that include Immersion's TouchSense touch feedback technology.

    - We have programs in production or development with four of the top 10 automotive OEMs spanning Europe, Asia, and North America and three of the world's most prestigious brands.

    -    We achieved a successful outcome to our litigation with Microsoft.

    - Our intellectual property portfolio continued to grow, and we continued to pursue our patent infringement litigation with Sony Computer Entertainment.

         During 2003 we experienced a decline in medical product sales mainly due to the cautious economic environment and its impact on our customer's ability to secure capital funding for such purchases. Furthermore, our royalty and license revenues were negatively impacted by the decline in the PC gaming market, in part due to the trend away from PC gaming towards console gaming. During 2003, we continued to pursue our litigation against Sony Computer Entertainment which diverted, and is likely to continue to divert, the efforts and attention of some of our key management and personnel. We incurred significant costs, $7.0 million associated with the litigation during the year, as our litigation expenses increased by $5.1 million from 2002. We anticipate that the litigation will continue to be costly, and there can be no assurance that we will be able to recover the costs we incur in connection with the litigation. The case is scheduled to go to trial in April 2004.

         In 2004, we expect to see continued growth in our business segments as our technology gains further acceptance. However, our success could be limited by several factors, including the timely release of our new products or our licensees' products, continued market acceptance of our products and technology, the introduction of new products by existing or new competitors and the cost of ongoing litigation. For a further discussion of these and other risk factors, see the section titled "Factors That May Affect Future Results."

         The following table sets forth our statement of operations data as a percentage of total revenues.

                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                                         --------------------------
                                                                          2003      2002     2001
                                                                         ------    ------   ------
Revenues:
   Royalty and license ...............................................    30.1%     25.9%     27.9%
   Product sales .....................................................    46.8      53.0      53.9
   Development contracts and other ...................................    23.1      21.1      18.2
                                                                         -----     -----     -----
       Total revenues ................................................   100.0     100.0     100.0
                                                                         -----     -----    ------

Costs and expenses:
   Cost of product sales .............................................    26.1      29.0      31.6
   Sales and marketing ...............................................    38.4      37.4      51.3
   Research and development ..........................................    34.8      32.1      39.2
   General and administrative ........................................    61.8      39.8      40.0
   Amortization of intangibles and deferred stock compensation .......    12.3      15.4      27.3
   Impairment of goodwill ............................................       -      18.6         -
   Other charges .....................................................       -       2.0       1.2

       Total costs and expenses ......................................   173.4     174.3     190.6
                                                                         -----     -----    ------
   Operating loss ....................................................   (73.4)    (74.3)    (90.6)
                                                                         -----     -----    ------
   Interest and other income .........................................     0.6       1.5       5.7
   Interest expense ..................................................    (0.3)     (2.9)     (4.5)
   Other expense .....................................................   (10.1)     (6.0)    (23.6)
                                                                         -----     -----    ------
   Loss before provision for income taxes ............................   (83.2)    (81.7)   (113.0)
   Provision for income taxes ........................................    (0.7)        -         -
                                                                         -----     -----    ------
   Net loss ..........................................................   (83.9)%   (81.7)%  (113.0)%
                                                                         =====     =====    ======

COMPARISON OF YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

    Revenues

                                             2003      % Change   2002       % Change    2001
                                             ----      --------   ----       --------    ----
Royalty and license ....................   $ 6,088        16%    $ 5,231        (2)%   $ 5,362
Product sales ..........................     9,455       (12)%    10,723         4%     10,360
Development contracts and other ........     4,680         9%      4,281        22%      3,510
                                           -------       ---     -------        --     -------
   Total revenue .......................   $20,223         -%    $20,235         5%    $19,232
                                           =======       ===     =======        ==     =======

    FISCAL 2003 COMPARED TO FISCAL 2002

         Total Revenue. Our total revenues for the year ended December 31, 2003 were flat compared to the year ended December 31, 2002. While the overall revenue did not increase, the revenue mix did change from 2002 to 2003.

         Royalty and license revenue. Royalty and license revenue is comprised of royalties earned on sales by our TouchSense licensees and license fees charged for our intellectual property portfolio. Royalty and license revenue increased $857,000 or 16% from 2002 to 2003. The increase in royalty and license revenue is a combination of an increase in medical royalty and license fees of $1.5 million and an increase in automotive royalties of $237,000, offset by a decrease in gaming royalties of $899,000. The significant increase in royalty and license revenue from our medical licensees is primarily due to license revenue of $1.9 million recognized on our license and development agreements with Medtronic. During the fourth quarter, we achieved the second of three milestones associated with our development and licensing agreements with Medtronic. By delivering a suite of new simulation products in December 2003, which Medtronic is currently using for cardiac-related therapy training, we were able to recognize $2.9 million, the majority of which was previously deferred revenue. Of the $2.9 million recognized, $1.9 million was included in royalty and license revenue and $1.0 million was included in development contract and other revenue. We expect to recognize the remaining license revenue under the agreements during 2004 and 2005. We have had a series of licensing and development agreements with Medtronic since 1998 and we will continue to seek additional arrangements in the future. Automotive royalties increased due to an increase in the number of vehicles manufactured with our technology incorporated in them. The decrease in royalty and license revenue from licensees who sell gaming peripherals is attributable to weakness in the PC gaming market due in part to the trend away from PC gaming towards console gaming and delays in product introductions by some of our licensees. In addition, the Chapter 11 bankruptcy protection filing of one of our licensees contributed $446,000 to the decline in gaming royalties.

         Product sales. Product sales decreased by $1.3 million or 12% from 2002 to 2003. The decrease in product sales is mainly due to a $1.6 million decrease in the volume of medical products sales offset in part by an increase in the volume of 3D and professional product sales. Medical product sales consist of sales of our virtual reality medical simulators in the vascular, endoscopic, endovascular, and laparoscopic product lines. Many of our customers rely on grant monies to purchase our medical simulation devices. During this economic downturn, our customers have had difficulties in securing these funding sources and hence our medical product sales, primarily in the intravenous catheterization and endoscopic surgical simulator lines have declined.

         Development contract and other revenue. Development contract and other revenue is comprised of revenue on commercial and government contracts. Development contract and other revenue increased $399,000 or 9% from 2002 to 2003. The increase in this category is attributable to an increase of $733,000 in government contracts offset by a decrease in commercial contracts in the medical and automotive sectors in the amount of $334,000. While the commercial sector has experienced decreased development contract spending due to declining research and development budgets, the government has increased spending related to military and security needs.

     FISCAL 2002 COMPARED TO FISCAL 2001

         Total Revenue. Our total revenues for the year ended December 31, 2002 increased by $1.0 million or 5% to $20.2 million from $19.2 million in 2001.

         Royalty and license revenue. Royalty and license revenue decreased by $131,000 or 2% from 2001 to 2002. Royalties from our gaming licensees decreased by $953,000 due to the decline in sales of general computing and PC gaming peripheral devices as well as delayed product introductions from some of our licensees. The decrease in gaming royalties was offset by an increase of $401,000 in automotive royalties and license fees and an increase of $421,000 in medical royalty and license revenue due in part from signing new automotive and medical license agreements during 2002.

         Product sales. Product sales for the period ended increased by $363,000 or 4% from 2001 to 2002. The increase in product sales is primarily due to a $2.0 million increase in the volume of sales of our medical products as compared to 2001 offset by decreased microprocessor sales of $907,000 and decreased 3D products sales of $306,000. Demand for medical products increased across all product lines, and in particular the endoscopy simulator. The decline in our microprocessor sales is based on a decision to decrease the sales effort related to this low margin product line as well as reduced volume requirements from our licensees who use this microprocessor solution. Sale of our 3D products such as our MicroScribe G2 digitizer and our line of whole-hand interface devices decreased in 2002 from 2001 mainly due to delays in purchasing decisions by customers affected by the current economic slowdown.

         Development contract and other revenue. Development contract and other revenue increased by $771,000 or 22% during fiscal 2002 as compared to fiscal 2001 due to securing new commercial and government development contracts in the medical field.

     COST OF PRODUCT SALES

                           2003      % Change   2002      % Change    2001
                           ----      --------   ----      --------    ----
Cost of product sales..   $5,276       (10)%   $5,881        (3)%    $6,074
% of product sales ....       56%                  55%                   59%

         Our cost of product sales consists primarily of materials, labor and overhead. There is no cost of sales associated with royalty and license revenue or development contract revenue. The cost of product sales decreased by $605,000 or 10% from 2002 to 2003 due to a combination of decreased product sales, decreased royalty costs, decreased price and production variances and decreased overhead costs, offset by increased inventory write offs for excess and obsolete inventory. Product sales decreased by 12% from 2002 to 2003 but direct material and labor costs only decreased by $134,000 or 4% due to a reduction in sales of our higher margin products such as our medical simulators, causing an unfavorable product mix. Royalty costs decreased by $274,000 from 2002 to 2003 due in part to the elimination of royalties on our MicroScribe G2 product line due to the settlement agreement reached with MicroScribe LLC in 2002. In addition there were cost savings from decreased price and production variances of $249,000 and decreased overhead costs of $33,000 during fiscal 2003 as compared to fiscal 2002. These cost savings were offset by inventory write offs for excess and obsolete inventory of $197,000 due to design revisions made to products to improve product quality.

         The cost of product sales decreased by $193,000 or 3% from 2001 to 2002 due to a combination of favorable product mix, decreased inventory write-downs, and decreased royalties offset by increased price and production variances and increased overhead costs. Product sales volume increased by 4% from 2001 to 2002 but direct material and labor costs decreased by $194,000 or 5% due to the reduction in sales of our lower margin products such as our microprocessors causing a favorable product mix and reduced direct costs. Inventory write-downs decreased by $151,000 largely due to a write-down taken during fiscal 2001 for our LightScribe product line. Royalty costs decreased by $52,000 from 2001 to 2002 due to the elimination of royalties due on our MicroScribe G2 product line after June of 2002. These cost savings were offset by increased price and production variances of $133,000 and increased overhead costs of $80,000 during fiscal 2002 as compared to fiscal 2001.

     EXPENSES

                                                                      2003      % Change    2002      % Change    2001
                                                                      ----      --------    ----      --------    ----
Sales and marketing .............................................   $ 7,764         3%    $ 7,566       (23)%   $ 9,868
Research and development ........................................     7,045         8%      6,496       (14)%     7,548
General and administrative ......................................    12,508        55%      8,064         5%      7,694
Amortization of intangibles and deferred stock compensation .....     2,480       (20)%     3,108       (41)%     5,252
Impairment of goodwill ..........................................         -      (100)%     3,758       100%          -
Other charges ...................................................         -      (100)%       397        77%        224

         Sales and Marketing. Our sales and marketing expenses are comprised primarily of employee headcount and related compensation and benefits, advertising, trade shows, brochures, market development funds, travel and an allocation of facilities costs. Sales and marketing expenses increased by $198,000 or 3% in 2003 compared to 2002. The increase in expense was attributable to increased sales and marketing focus on medical and cell phone market opportunities as well as upgrading our corporate marketing function, offset by decreased spending in collateral and advertising which we were able to leverage from prior period investments and decreased bad debt expense. In 2003, we increased headcount and related compensation, benefits and overhead by $99,000, increased professional consulting and license fees by $92,000 and increased travel by $251,000 to support the sales and marketing efforts noted above. Offsetting this, we reduced advertising, market development funds, Web site development and corporate identity by $101,000 leveraging investments in those categories from prior periods and we reduced bad debt expense by $166,000. During the later half of 2003 and the beginning of 2004, we reorganized and redeployed our sales and marketing teams to capitalize on our leading technology and progress with strategic customers in order to better execute our market development and our sales strategy. We hired a number of new sales and marketing employees during this period and anticipate increased compensation expense related to these new hires in the future. We anticipate increased and continued investment in sales and marketing in future periods to exploit market opportunities for our technology.

         Sales and marketing expenses decreased by $2.3 million or 23% in 2002 compared to 2001. The reduction in expenses was attributable to our continued cost cutting measures and leverage of prior period investments in sales and marketing. In 2002, we reduced advertising, market development funds, Web site development and corporate identity by $1.1 million. In addition we reduced expenses associated with headcount and related overhead costs by $819,000 due to decreased headcount. The remaining cost reduction is associated with reduced travel expenses of $149,000 and reduced office and supplies expenses of $133,000.

         Research and Development. Our research and development expenses are comprised primarily of employee headcount and related compensation and benefits, consulting fees, costs of acquired technology, tooling and supplies and an allocation of facilities costs. Research and development expenses increased to $7.0 million in 2003 compared to $6.5 million in 2002. The increase of $549,000 or 8% increase from the prior fiscal year was primarily due to increased salary, benefit and related overhead costs of $262,000 related to upgrading our engineering talent and relocation costs related to moving our vice president of engineering, from Montreal, Quebec to San Jose, California. Other factors causing this increase in expenses were increased outside professional services and license fees of $164,000 and increased supplies and materials of $87,000. We believe that continued investment in research and development is critical to our future success, and we expect these expenses may increase in absolute dollars in the future periods but decrease as a percentage of revenue.

         Research and development expenses decreased to $6.5 million in 2002 compared to $7.5 million in 2001. The decrease of $1.0 million or 14% reduction from the prior fiscal year was primarily due to reduced headcount and related overhead costs of $693,000 and reduced outside professional services of $389,000.

         General and Administrative. Our general and administrative expenses are comprised primarily of employee headcount and related compensation and benefits, legal and professional fees, office supplies, recruiting, travel and an allocation of facilities costs. General and administrative expenses increased to $12.5 million in 2003 compared to $8.1 million in 2002. The increase of $4.4 million or 55% is primarily attributable to increased legal and professional fees of $4.7 million, mostly related to the litigation against both Sony Computer Entertainment and Microsoft, offset by decreased personnel and related overhead costs of $121,000 and public company expenses of $78,000. We expect that the dollar amount of general and administrative expenses will increase in the future as we incur additional costs related to these legal matters and compliance costs associated with Sarbanes-Oxley and new Nasdaq listing requirements among others.

         General and administrative expenses increased to $8.1 million in 2002 compared to $7.7 million in 2001. The increase of $370,000 or 5% is primarily attributable to increased legal and professional fees of $1.5 million, mostly related to the litigation against us and litigation against both Sony Computer Entertainment and Microsoft, offset by decreased personnel and related overhead costs of $1.1 million due in part to the elimination of some executive management positions.

         Amortization of Intangibles and Deferred Stock Compensation. Amortization of intangibles and deferred stock compensation decreased by $628,000 or 20% from 2002 to 2003. The decrease is mainly attributable to intangible amortization that decreased by $211,000 as some intangible assets reached full amortization and a decrease in deferred stock compensation expense of $417,000 due to the expiration of certain option vesting periods.

         Amortization of intangibles and deferred stock compensation decreased by $2.1 million or 41% from 2001 to 2002. The decrease is mainly attributable to $1.4 million of goodwill amortization incurred during 2001 prior to the adoption of Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 provides that goodwill and intangible assets with indefinite lives not be amortized but tested at least annually for impairment, and therefore no goodwill amortization was recorded during fiscal 2002. Intangible amortization decreased by $516,000 as some intangible assets reached full amortization and deferred stock compensation expense decreased by $218,000 due to the expiration of certain option vesting periods.

         Impairment of Goodwill. Impairment of goodwill decreased $3.8 million or a 100% decrease from 2002 to 2003. During the fourth quarter of 2002, in accordance with SFAS No. 142, an impairment test was performed on goodwill in conjunction with the annual forecasting process. Based on that analysis, it was determined that goodwill was impaired and a $3.8 million impairment loss was recognized during 2002.

         Other Charges. Other charges decreased $397,000 or a 100% decrease from 2002 to 2003. The costs in 2002 primarily consisted of severance benefits paid as a result of the reduction in force of twelve employees in 2002. Employees from manufacturing, sales and marketing, research and development and general and administrative were included in the reduction in force. We did not incur any additional charges related to the aforementioned reduction in force. For fiscal year 2002, other charges increased $173,000 or 77% from 2001 to 2002. The $224,000 of costs incurred in 2001 mainly consists of $199,000 in severance benefits paid as part of a reduction in force of eighteen employees in 2001 and $25,000 of accounting and legal charges, relating to the merger that occurred in the prior fiscal year. Employees from sales and marketing, research and development and general and administrative were included in the reduction in force. We did not incur any additional charges related to the 2001 reduction in force.

INTEREST AND OTHER

                                  2003     % Change   2002     % Change   2001
                                  ----     --------   ----     --------   ----
Interest and other income ....   $  126      (59)%   $  306      (72)%   $1,088
Interest expense .............       50      (91)%      582      (32)%      859
Other expense ................    2,046       68%     1,219      (73)%    4,547

         Interest and Other Income. Interest and other income, consists primarily of interest income, dividend income and capital gains from cash and cash equivalents and short-term investments. Interest and other income declined by $180,000 and $782,000 for the year ended December 31, 2003 and 2002, respectively. The decline is primarily due to reduced cash, cash equivalents and short-term investments invested for the period due to cash used in operating and investing activities as well as reduced yields on investments.

         Interest Expense. Interest expense consists primarily of interest expense on notes payable and capital leases. The decrease in interest expense from 2002 to 2003 and from 2001 to 2002 is related to the maturity and subsequent payment of certain notes payable in 2002 and 2003.

         Other Expense. Other expense consists primarily of impairment losses on our investments in privately held companies and accretion and dividend expense on our long-term customer advance from Microsoft. Other expense was $2.0 million in 2003, $1.2 million in 2002 and $4.5 million in 2001. Other expense in 2003 consisted primarily of a noncash impairment loss due to the write off of our investment in a technology application developer, There, Inc., in the amount of $1.0 million. We review our cost-method investments on a quarterly basis to determine if there has been an other-than-temporary decline in the investment's value based on our estimate of their net realizable value taking into account the companies' respective business prospects, financial condition and ability to raise third party financing. The impairment loss was based on There, Inc.'s continued decline in financial condition, uncertain future revenue streams and inability to raise adequate third-party financing. In addition to the impairment loss, other expense for 2003 included accretion of payments which may be due Microsoft of $867,000 and dividend expense on our Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock") of $183,000 as further discussed in Note 9 to the consolidated financial statements. Other expense in 2002 consisted primarily of our noncash impairment loss due to the write down of our investment in an early stage technology company, Geometrix, Inc in the amount of $1.2 million. The impairment loss was based on Geometrix's continued decline in financial condition and uncertain future revenue streams, as well as Geometrix's inability to raise third-party financing. During 2001 other expense primarily consisted of our noncash impairment loss of $4.3 million due to the write down of our investment in End Points, Inc. and Geometrix, Inc. and $239,000 of interest due to us from our investment in Geometrix, Inc.

PROVISION FOR TAXES

                                 2003   % Change   2002      % Change      2001
                                 ----   --------   ----      --------      ----
Provision for income taxes ...   $154      N/A       -           -%         -

         Provision for Income taxes. For the year ended 2003, we recorded a provision for income taxes of $154,000 on a pre-tax loss of $16.8 million, yielding an effective tax rate of (0.9%). The provision for income tax was based on federal alternative minimum income tax due on taxable income primarily the result of the $20 million license fee paid by Microsoft during 2003. This rate differs from the statutory rate primarily due to the recording of a full valuation allowance of $31.3 million against deferred tax assets. For the year ended 2002, we recorded no provision for income taxes on a pre-tax loss of $16.5 million yielding an effective tax rate of 0%. This rate differs from the statutory rate primarily due to the recording of a full valuation allowance of $25.2 million against net deferred tax assets.

SEGMENT RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001 ARE AS
FOLLOWS:

         The Company has two operating and reportable segments. Immersion Computing, Entertainment and Industrial develops and markets TouchSense and force-feedback technology that enables software and hardware developers to bring realism into their computing and entertainment experience and industrial applications. The second segment, Immersion Medical develops, manufactures, and markets medical simulators that recreate realistic healthcare environments.

                                                            2003         % CHANGE    2002        % CHANGE     2001
                                                            ----         --------    ----        --------     ----
Revenues:

  Immersion Computing, Entertainment and Industrial ...   $ 11,855          (6)%   $ 12,551        (11)%    $ 14,174
  Immersion Medical ...................................      9,574          19%       8,030         58%        5,090
  Intersegment eliminations ...........................     (1,206)                    (346)                     (32)
                                                          --------                 --------                 --------
Total .................................................   $ 20,223           0%    $ 20,235          5%     $ 19,232
                                                          ========                 ========                 ========

Net Income (loss):
  Immersion Computing, Entertainment and Industrial ...   $(17,100)         16%    $(14,789)        (9)%    $(16,330)
  Immersion Medical ...................................        101        (106)%     (1,619)       (70)%      (5,411)
  Intersegment eliminations ...........................         25                     (122)                      (5)
                                                          --------                 --------                 --------
Total .................................................   $(16,974)          3%    $(16,530)       (24)%    $(21,746)
                                                          ========                 ========                 ========

FISCAL 2003 COMPARED TO FISCAL 2002

         Immersion Computing, Entertainment and Industrial segment. Revenues from the Immersion Computing, Entertainment and Industrial segment decreased $696,000, or 6% for the year ended December 31, 2003 compared to the year ended December 31, 2002. The decrease is mainly due to decreased royalty and license revenue from our gaming licensees due to a general weakness in PC gaming market. Net loss for the year ended December 31, 2003 increased by $2.3 million or 16% as compared to the year ended December 31, 2002. The increase was primarily attributable to decreased gross margin of $763,000, increased legal and professional fees of $4.9 million, increased other expense of $1.1 million offset by decreased impairment of goodwill of $3.8 million and decreased amortization of intangibles and deferred stock compensation of $595,000. The decrease in gross margin is mainly due to the decrease in revenue. Increased legal and professional fees are primarily related to the litigation against both Sony Computer Entertainment and Microsoft. Other expense increased due to the accretion of amounts that may be due to Microsoft of $867,000 and dividend expense on our Series A Preferred Stock of $183,000. We did not incur an impairment loss on goodwill during fiscal 2003.

         Immersion Medical segment. Revenues from Immersion Medical increased $1.5 million or 19% for the year ended December 31, 2003, compared to the year ended December 31, 2002. The increase is primarily due to a $1.7 million increase in royalty revenue attributable to $1.9 million of license revenue recognized on the Medtronic licensing and development agreement and a $444,000 increase in development contract revenue, primarily government related and due to securing new government contracts, offset by a $560,000 decrease in product sales. We expect to recognize the remaining license and development revenue of $4.0 million under the Medtronic agreements in 2004 and 2005. Net income for the year ended December 31, 2003 increased by $1.7 million compared to the net loss for the year ended December 31, 2002. Net income for the year ended December 31,2003 increased mainly due to increased gross margin of $1.3 million, a decrease in general and administrative expenses of $570,000 and a decrease in interest expense of $529,000, offset by an increase in research and development costs of $604,000. The increase in gross margin is mainly due to the increase in royalty and license revenue offset by lower product sales and the resulting product margin. General and administrative expenses decreased due to decreased compensation and benefits. Interest expense decreased due to the repayment of notes payable in 2002 and 2003. Research and development costs increased to further our technology development and in support of our development contracts. We expect sales and marketing expense will increase in 2004 as we continue to develop and fund industry collaboration programs to advance the use of medical simulation as an important training tool. These programs include our continued efforts to work with medical professional associations on re-certification processes and with healthcare institutions on accreditation programs.

FISCAL 2002 COMPARED TO FISCAL 2001

         Immersion Computing, Entertainment and Industrial segment. Revenues from the Immersion Computing, Entertainment and Industrial segment decreased $1.6 million, or 11% for the year ended December 31, 2002 compared to the year ended December 31, 2001. The decrease is mainly due to decreased product sales namely our microprocessors and decreased royalty revenue related to our gaming licensees. Net loss for the year ended December 31, 2002 decreased by $1.5 million or 9% as compared to the year ended December 31, 2001. The decrease was primarily attributable to reduced sales and marketing expenses of $2.0 million, reduced amortization of intangibles and deferred stock compensation of $2.4 million, and reduced other expense of $3.3 million offset by impairment of goodwill of $3.8 million, increased general and administrative expenses of $1.2 million and reduced interest and other income of $902,000.

         Immersion Medical segment. Revenues from Immersion Medical increased $2.9 million or 58% for the year ended December 31, 2002, compared to the year ended December 31, 2001. The increase is primarily due to a $1.5 million increase in product sales and $1.2 million in development contract revenue. Net loss for the year ended December 31, 2002 decreased by $3.8 million or 70% compared to the year ended December 31, 2001. Net loss for the year ended December 31, 2002 decreased mainly due to increased gross profit of $2.0 million due to increased product sales and development contract revenue, a decrease in research and development of $593,000 and a reduction in general and administrative expenses of $866,000.

LIQUIDITY AND CAPITAL RESOURCES

         Our cash, cash equivalents, and short-term investments consist primarily of money market funds and highly liquid debt instruments. All of our cash equivalents and short-term investments are classified as available-for-sale under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The securities are stated at market value with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) within stockholders' equity (deficit).

         At December 31, 2003 our cash and cash equivalents totaled $21.7 million, up $13.0 million from $8.7 million at December 31, 2002.

         During the year ended December 31, 2003, we entered into agreements with Microsoft providing for certain license rights under our patents, the settling of our lawsuit and providing for an investment in our new

Series A Preferred Stock; as a result, our cash position increased by $26.0 million. Pursuant to the license agreement, we granted Microsoft a worldwide royalty-free, irrevocable license in exchange for $20.0 million. Under the terms of the Series A Redeemable Convertible Preferred Stock purchase agreement, Microsoft purchased 2,185,792 shares of Preferred Stock for $2.745 each, an aggregate purchase price of $6.0 million. The Preferred Stock accrues cumulative dividends at a rate of 7% per year, payable in cash or additional shares of Preferred Stock and can be redeemed at the request of Microsoft for twice the original purchase price plus any dividends in the form of additional shares that remain unpaid and any accrued but unpaid cash dividends per share on or after July 25, 2006. In addition, and at our discretion, we may require Microsoft to buy up to $9.0 million of our 7% Senior Redeemable Convertible Debentures, $3.0 million in the first year plus $2.0 million per annum for the next three years. No debentures have been sold to date.

         Net cash used in operating activities during the fiscal year 2003 was $12.6 million, a change of $14.1 million from the $1.5 million provided during the comparable period during fiscal year 2002. Cash used in operations during the year ended December 31, 2003 comprised primarily of a $17.0 million net loss offset by noncash charges and credits of $5.6 million, including $1.0 million in depreciation, $2.5 million in amortization of intangibles and deferred stock compensation, $1.1 million in dividend expense and accretion on our Series A Preferred Stock and $1.0 million related to the write down of a cost-method investment in There, Inc. Cash used in operations during fiscal 2003 was also impacted by a decrease of $1.3 million due to a change in accounts receivable mainly due to $1.0 million that became due from Medtronic near year end, a decrease of $722,000 due to a change in deferred revenue and customer advances, mainly due to amortization of prepaid royalties, a decrease of $207,000 due to a change in accounts payable offset by an increase of $933,000 due to a change in accrued compensation and other current liabilities due to the timing of certain payments and increased litigation expenses related to our litigation against Sony Computer Entertainment. Net cash provided in operating activities during the fiscal year 2002 was $1.5 million, a change of $13.9 million from the $12.4 million used during the comparable period during fiscal year 2001. Cash provided by operations during the year ended December 31, 2002 comprised primarily of a $16.5 million net loss offset by noncash charges and credits of $9.8 million, including $3.8 million impairment of goodwill, $3.1 million in amortization of intangibles and deferred stock compensation, $1.3 million in depreciation and $1.2 million related to the write down of a cost-method investment in Geometrix, Inc. Cash provided by operations during fiscal 2002 was also impacted by an increase of $7.1 million due to a change in deferred revenue and customer advances, an increase due to a change of $450,000 in prepaid and other current assets and an increase of $421,000 due to a change in accounts payable and an increase of $237,000 due to a change in accrued compensation and other current liabilities. The significant increase in deferred revenue and customer advances was primarily the result of a $5.0 million upfront payment by one licensee pursuant to the terms of a royalty and license agreement and a $2.5 million increase in customer advances due to a prepayment from another licensee. Subsequent to December 31, 2002, $500,000 of the prepayment was returned to the licensee upon reaching final terms of the prepayment agreement. Net cash used in operating activities during 2001 was $12.4 million, primarily attributable to a net loss of $21.7 million offset by noncash charges and credits of $11.7 million, including amortization of intangibles and deferred stock compensation of $5.3 million and the write down of our cost-method investments in EndPoints, Inc. and Geometrix, Inc. of $4.3 million and interest charges on a loan of $239,000. Cash used in operations during fiscal 2001 was also impacted by a decrease of $343,000 due to a change in prepaid expenses and other current assets, a decrease of $344,000 due to a change in accounts receivable, a decrease of $1.0 million due to a change in accounts payable and a decrease of $430,000 due to a change in accrued compensation and other current liabilities. The decrease in accounts payable and other current liabilities is primarily due to reduced spending during 2001 as a result of cost reduction programs.

         Net cash used in investing activities during the fiscal year 2003 was $2.0 million, as opposed to the $1.5 million provided by investing activities during fiscal year 2002, a change of $3.6 million. Net cash used in investing activities during the period consisted of a $1.6 million increase in other assets, primarily due to capitalization of external patent filing and application costs and $441,000 used to purchase capital equipment. Net cash provided by investing activities during 2002 was $1.5 million, as opposed to the $1.3 million used by investing activities during fiscal year 2001, a change of $2.8 million. Net cash provided by investing activities during the period consisted of $2.6 million sale of short-term investments, offset by $442,000 used to purchase capital equipment and an increase of $566,000 in other assets for the capitalization of external patent filing and application costs. Net cash used by investing activities for 2001 was $1.3 million and was made of $3.4 million of sales and maturities of short-term investments, offset by short-term investment purchases of $3.6 million, $612,000 used to purchase property and equipment for our corporate facilities and information technology infrastructure and an increase of $481,000 in other assets for the capitalization of external patent filing and application costs.

         Net cash provided by financing activities during fiscal year 2003 was $26.8 million compared to $4.7 million used during fiscal year 2002, or a $31.5 million change from prior year. The increase was primarily due to $26.0 million received from Microsoft as discussed in Note 9 to the consolidated financial statements, and issuances of common stock and exercise of stock options in the amount of $893,000. Net cash used in financing activities during 2002 was $4.7 million compared to $660,000 provided during fiscal year 2001, or a $5.3 million change from prior year. Net cash used in financing activities included payments of $5.0 million on notes payable and capital leases including $4.4 million on our convertible note payable to Medtronic, offset by issuances of common stock and exercise of stock options and warrants of $369,000. In 2001, net cash provided by financing activities was $660,000, and was primarily attributable to the net proceeds from the exercise of stock options and issuance of stock of $763,000, offset by payment on capital leases of $120,000.

         We believe that our cash and cash equivalents will be sufficient to meet our working capital needs and our continued litigation costs for the next twelve months. We have taken measures to control our costs and will continue to monitor these efforts. We do, however, expect our legal costs to increase during 2004 as a result of our lawsuit against Sony Computer Entertainment. We anticipate that capital expenditures for the year ended December 31, 2004 will total approximately $750,000 in connection with anticipated upgrades to operations and infrastructure. Dividends accrue on our Series A Preferred Stock at a rate of 7% per annum; we may elect to pay these dividends in cash which would require a cash payment of $420,000 annually. To the extent we raise additional capital through debt or equity financing, this could result in substantial dilution for our stockholders. If we acquire one or more businesses, patents or products, our cash or capital requirements could increase substantially. In the event of such an acquisition or should any unanticipated circumstances arise which significantly increase our capital requirements, we may elect to raise additional capital through debt or equity financing. Although we expect to be able to raise additional capital, there is no assurance that such additional capital will be available on terms acceptable to us, if at all. In addition, pursuant to the Certificate of Designation of the Powers, Preferences and Rights of Series A Redeemable Convertible Preferred Stock, if the closing price for our common stock exceeds an amount equal to the sum of $6.8625 plus any dividends in the form of additional shares of Series A Preferred Stock that remain unpaid plus any accrued but unpaid cash dividends per share (the "Accretive Value") for thirty consecutive trading days, at our election we may redeem all (and not less than all) of the shares of Series A Preferred Stock (a "Company Redemption"), at a redemption price equal to 125% of the then Accretive Value (the "Redemption Price"), payable in cash in immediately available funds to an account designated by the holder of the Series A Preferred Stock. Our stock traded on the Nasdaq National Market from January 30, 2004 to March 12, 2004 in an amount in excess of two and one half times the Accretive Value. As a result, we have the option to send notice to the holder of our Series A Preferred Stock informing it of our intention to enact a Company Redemption. We calculate a Company Redemption would utilize approximately $7.5 million in cash, if the holder did not convert the Series A Preferred Stock into common stock prior to the effective date of the Company Redemption. We have not yet made a decision whether to exercise redemption rights.

         In addition, events may occur during the next year that may require us to redeem our outstanding Series A Preferred Stock. The holder of our Series A Preferred Stock will be entitled to receive a multiple of the original purchase price upon the occurrence of the following events: (i) a sale of all or substantially all of our assets or intellectual property, (ii) a merger or acquisition where our stockholders hold less than fifty percent of the voting power of the combined company, (iii) with certain exceptions, the withdrawal from or dismissal of our lawsuit against Sony Computer Entertainment with or without prejudice before a settlement or judicial resolution of the lawsuit by us, (iv) the sale of the lawsuit to Sony Computer Entertainment or its affiliates, (v) the sale or transfer of the patents which are the subject of the lawsuit to Sony Computer Entertainment or its affiliates before the settlement or judicial resolution of the lawsuit, (vi) Microsoft negotiates a settlement with Sony Computer Entertainment on terms that are within previously agreed upon parameters, and requests that we settle the lawsuit based upon those terms, but we decline to do so, or (vii) we settle the lawsuit for proceeds within certain parameters. The holder of our Series A Preferred Stock may also elect to trigger a redemption and receive a multiple of the original purchase price should there be a change in any twelve month period of two or more of our incumbent directors that are not eligible for reelection in that year or any expansion in the number of the incumbent directors of our Board above nine. A settlement with Sony Computer Entertainment in an amount less than $30.0 million would result in a reduction of our cash and cash equivalents as more fully discussed in Note 9 to the consolidated financial statements.

         Under our agreements with the holder of our Series A Preferred Stock, we agreed to file, at our expense, with the Securities and Exchange Commission (the "Commission"), a shelf registration statement on Form S-3 covering the resale of shares of our common stock issued to the holder of the Series A Preferred Stock upon conversion of such Series A Preferred Stock and the Common Stock issuable upon the conversion of any debentures issued to the holder. There is a monthly penalty (equal to $45,000) for the failure to file or update this registration statement on Form S-3, failure to deliver our response letter to the Commission within 15 days of receipt, obtain the effectiveness of the registration statement within 180 days after filing, to fail to maintain the effectiveness of the registration statement, or for the suspension of trading under the registration statement on Form S-3 for more than 90 days in any six-month period. As we did not obtain the effectiveness of the registration statement by March 6, 2004, we have not satisfied our obligation to do so within 180 days after filing. On March 18, 2004, Microsoft waived its right to receive penalties for this failure to timely register their shares, as well as its right to receive dividends that would otherwise accrue after the registration statement becomes effective. In exchange, we agreed that Microsoft shall have the right to convert its shares of Series A Preferred Stock into common stock in advance of any decision by us to redeem such shares of Series A Preferred Stock. We also agreed to continue to work diligently towards obtaining the effectiveness of the registration statement.

SUMMARY DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

         The following table reflects a summary of our contractual cash obligations and other commercial commitments as of December 31, 2003 (in thousands):

                                                    LESS THAN  1 - 3     4 - 5   AFTER 5
CONTRACTUAL OBLIGATIONS                    TOTAL      1 YEAR   YEARS     YEARS    YEARS
-----------------------                    -----    ---------  -----     -----   ------
Long-Term Debt .........................   $   26     $   10   $   16   $    -   $    -
Capital Lease Obligations ..............       24         24        -        -        -
Operating Leases .......................    3,208      1,255    1,137      672      144
                                           --------------------------------------------
Total Contractual Cash Obligations .....   $3,258     $1,289   $1,153   $  672   $  144
                                           ============================================

         On July 28, 2003 Microsoft purchased 2,185,792 shares of our Series A Preferred Stock for $2.745 each, an aggregate purchase price of $6.0 million. Series A Preferred Stock accrues cumulative dividends at a rate of 7% per year, payable in cash or additional shares of Series A Preferred Stock semi-annually in arrears on July 25 and January 25 of each year commencing on January 25, 2004 and ending on July 25, 2008. The Series A Preferred Stock can be redeemed at the request of the holder for twice the original purchase price plus any dividends in the form of additional shares that remain unpaid and any accrued but unpaid cash dividends per share on or after July 25, 2006. In addition as discussed above, certain other events, including a settlement of the lawsuit with Sony Computer Entertainment, could result in redemption of the Series A Preferred Stock prior to July 25, 2006 for an amount up to $15.0 million as adjusted for cumulative dividends. In connection with our series of agreements with Microsoft executed in July 2003, we are also obligated to pay Microsoft certain amounts based on a settlement of the Sony Computer Entertainment litigation (see Note 9 to the consolidated financial statements.)

RECENT ACCOUNTING PRONOUNCEMENTS

         In November 2002, the EITF reached a consensus on Issue No. 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables." The EITF concluded that revenue arrangements with multiple elements should be divided into separate units of accounting if the deliverables in the arrangement have value to the customer on a standalone basis, if there is objective and reliable evidence of fair value of the undelivered elements, and as long as there are no rights of return or additional performance guarantees by the Company. The provisions of EITF Issue No. 00-21 are applicable to agreements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material impact on our financial position, results of operations or cash flows.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." The statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted the disclosure provisions of SFAS No. 148 at December 31, 2002.

         The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," in January 2003, and a revised interpretation of FIN 46 ("FIN 46-R") in December 2003. FIN 46 requires certain variable interest entities ("VIEs") to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 are effective immediately for all arrangements entered into after January 31, 2003. Since January 31, 2003, we have not invested in any entities we believe are variable interest entities for which we are the primary beneficiary. For all arrangements entered into after January 31, 2003, we are required to continue to apply FIN 46 through the end of the first quarter of fiscal 2004. We are required to adopt the provisions of FIN 46-R for those arrangements in the second quarter of fiscal 2004. For arrangements entered into prior to February 1, 2003, we are required to adopt the provisions of FIN 46-R in the second quarter of fiscal 2004. We do not expect the adoption of FIN 46-R to have an impact on our financial position, results of operations or cash flows.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which requires that certain financial instruments be presented as liabilities that were previously presented as equity or as temporary equity. Such instruments include mandatory redeemable preferred and common stock, and certain options and warrants. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and was effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB issued FASB Staff Position ("FSP") No. 150-3, "Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under SFAS No. 150," which defers the effective date for various provisions of SFAS No. 150. We believe that we have properly classified and measured in our balance sheets and disclosed in our interim consolidated financial statements both characteristics of both liabilities and equity appropriately. While not required by SFAS No. 150, we have classified the Series A Preferred Stock as a liability rather than between total liabilities and stockholders' equity (deficit).

         In December 2003 the SEC issued SAB 104, "Revenue Recognition." SAB 104 updates portions of existing interpretative guidance in order to make this guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on our consolidated financial statements.